UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐     Preliminary Proxy Statement

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☐     Definitive Proxy Statement

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☒    Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Politan Capital Management LP, together with the other participants named herein (collectively, the “Participants”), will file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Masimo Corporation, a Delaware corporation (the “Company”).

On March 25, 2024, Politan Capital Management LP, together with its affiliates, issued the following press release:

Politan Nominates Two Independent Candidates for Masimo Board

Supports Strategic Review of Consumer Business, But Has Serious Concerns Given Masimo’s Broken Governance and Lack of Independent Oversight

Nominees Dr. Darlene Solomon and William Jellison Bring Critical Expertise and Independence That Is Clearly Lacking in Masimo’s Boardroom Today

NEW YORK – March 25, 2024 – Politan Capital Management (together with its affiliates, “Politan”), an 8.9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today announced that it is nominating two candidates for election to the Masimo Board of Directors (the “Board”) at the upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

Quentin Koffey, Managing Partner and Chief Investment Officer of Politan, and a current director on the Masimo Board, stated:

“When shareholders overwhelmingly elected Michelle Brennan and me to the Masimo Board last year, we were optimistic we could work productively with the rest of the Board to drive positive change. Unfortunately, our efforts were continually rebuffed, as Chairman & CEO Joe Kiani refused to give us basic information, denied us access to management, repeatedly held Board meetings excluding us, and refused to even consider allowing any review of capital allocation or strategy.

Politan supports a strategic review to evaluate a separation of the Consumer Business (the “Separation”), as evidenced by our ongoing efforts over the last 18 months. However, at this stage the Board has been provided zero details, and Politan has serious concerns given the lack of basic governance and oversight we have observed since joining the Board. Information is controlled tightly by the Chairman & CEO and almost never shared. As a result, no independent director knows basic facts such as what COGS, SG&A or R&D dollars are actually spent on. There is no budget approval process by the Board, thereby allowing the Chairman & CEO to spend however much he wants on whatever he wants without Board review, authorization or even knowledge.

While the fact that Mr. Kiani seeks to exert this level of control is troubling, it’s perhaps even more concerning that the current Board allows it to occur. This absence of oversight has been damaging for shareholders and the Company. Masimo’s stock price has substantially underperformed peers, financial metrics are well below targets set only a year ago at the Company’s analyst day, and consumer healthcare revenues are essentially zero.

This is why it is clearer than ever that a majority of truly independent directors are needed at Masimo, especially given the critical importance of not only ensuring the Company follows through on its announcement to evaluate the Separation, but also to make sure it is done right. For example, in the event of a transaction there would be vital considerations around the allocation of Masimo’s intellectual property and the control of a potential SpinCo. We have serious concerns that Mr. Kiani, without proper oversight, will seek to push through a spin-off with poor corporate governance and IP arrangements where assets are allocated in such a manner designed to maintain his control and influence of both separated companies. A rushed Friday afternoon announcement that the Company was exploring the Separation – which came after being informed that Politan intended to nominate directors this week – only further confirms our concerns.

To address these severe oversight issues, Politan has worked with an independent, nationally recognized search firm to identify two directors with crucial expertise that is sorely needed on the Board:

Dr. Darlene Solomon is a scientist by training who recently completed a 39-year career at Agilent Technologies, Inc., where she served in numerous leadership roles, including as Chief Technology Officer and Senior Vice President under three successive CEOs, and helped define the company’s technology strategy and R&D priorities. Having helped oversee three different separations of Agilent, Avago and Keysight as part of Agilent’s corporate transformation toward becoming a market-leading life sciences and diagnostics company, she brings critical expertise that would inform the appropriate division of Masimo’s IP in a separation of its Consumer Business, as well as the understanding of how best to lead and retain technical talent while executing forward-looking business growth for the Company.

William “Bill” Jellison is a veteran medical technology executive and finance expert with decades of relevant experience, including as the former Chief Financial Officer of Stryker Corporation. Bill would bring extensive medical technology and financial oversight expertise. He would also be a natural fit to chair the Board’s Audit Committee, which has not been chaired by a director with any audit committee or even public company board experience in nearly five years. Bill also presided over billions of dollars of M&A transactions during his tenure as Chief Financial Officer and would bring significant experience to the evaluation of a separation transaction at Masimo.

It is important to recognize that these directors can be added without a proxy contest. Darlene and Bill are indisputably qualified to help the Company and adding them immediately would have the benefit of avoiding a costly and distracting contested election.

Politan looks forward to engaging further with our fellow shareholders soon.”

Full Biographies of Politan’s Nominees

Dr. Darlene Solomon is a proven expert in R&D strategy who recently completed a 39-year career at Agilent Technologies, Inc., with nearly 20 years as Chief Technology Officer and Senior Vice President. In this role, she oversaw Agilent Research Laboratories, which focuses on high-impact, longer-range research in support of the company’s sustained business growth, as well as Agilent’s programs in university relations, external research, and venture investment. As Chief Technology Officer, she also navigated numerous complex intellectual property and technology issues associated with Agilent’s multiple separation and acquisition transactions. Darlene previously served in a number of leadership positions, including as Vice President and Director of Agilent Laboratories and in a dual capacity as the Director of the Life Sciences Technologies Laboratory and the Senior Director, Research & Development/Technology of Agilent’s Life Sciences and Chemical Analysis business.

Darlene is an independent director on the boards of Materion Corporation (NYSE: MTRN), where she is a past member of the Audit and Risk Committee and currently on the Compensation Committee and the Nominating, Governance, and Corporate Responsibility Committee, and of Novanta, Inc. (NASDAQ: NOVT), where she is a member of the Compensation Committee. Darlene is also a member of the National Academy of Engineering and serves on multiple academic and government advisory boards focused on science, technology, and innovation. Darlene holds a BS from Stanford University and a Ph.D. from MIT.

William “Bill” Jellison is a veteran medical technology executive and corporate finance expert. Bill previously served as Chief Financial Officer of Stryker Corporation where he oversaw all areas of international finance, including accounting, planning and analysis, SEC reporting, acquisition valuations, internal audit, tax and treasury activity. Prior to Stryker, Bill spent 15 years at Dentsply International in a number of leadership positions, including Chief Financial Officer, as well as Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions in the U.S., Europe and Asia. Bill began his career with Donnelly Corporation where he held multiple financial management and executive positions, including Vice President of Finance, Treasurer and Corporate Controller. He is currently an independent business consultant and M&A advisor for Astor Place Holdings.

Bill is an independent director at Avient Corporation (NYSE: AVNT) and is chair of the Audit Committee and a member of the Environmental, Health and Safety Committee. He holds a BA from Hope College in Holland, Michigan.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Politan’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain Information Concerning the Participants

Politan and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) in due course to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Politan will mail the definitive proxy statement and accompanying WHITE universal proxy card to each stockholder entitled to vote at the Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito, William Jellison and Darlene Solomon (collectively, the “Participants”).

As of the date hereof, (i) Politan Master Fund directly owns 4,712,518 shares of common stock, par value $0.001 per share, of Masimo (the “Common Stock”), and (ii) Politan Capital NY LLC is the direct and record owner of 1,000 shares of Common Stock.

Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,713,518 shares of Common Stock (the “Politan Shares”) and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Shares. The Politan Shares collectively represent approximately 8.9% of the outstanding shares of Common Stock based on 52,913,166 shares of Common Stock outstanding as of January 24, 2024, as reported in Masimo’s Annual Report on Form 10-K filed on February 28, 2024. As the general partner of Politan, Politan Capital Management GP LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Management GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. As the general partner of the Politan Funds, Politan Capital Partners GP LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Partners GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. By virtue of Mr. Koffey’s position as the managing partner and chief investment officer of Politan and as the managing member of Politan Capital Management GP LLC and Politan Capital Partners GP LLC, Mr. Koffey may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Mr. Koffey may be deemed to be the beneficial owner of all of the Politan Shares. As of the date hereof, none of Mr. Hall, Mr. Kapito, William Jellison or Darlene Solomon own beneficially or of record any shares of Common Stock.

Important Information and Where to Find It

POLITAN CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (866) 620-9554).

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com